Exhibit 99.1

Lantern Pharma Reports Third Quarter 2020 Financial Results & Continued Operational Progress

●	Surpassed One Billion Curated Data Points Powering Company’s Proprietary A.I. Platform, RADR®, for Cancer Drug Development

●	Advanced LP-184 as a Potential Treatment for Glioblastoma, by Confirming its Ability to Effectively Penetrate the Blood Brain Barrier (BBB) in a 3D Model

●	Accelerated Development of LP-184 for Prostate and Pancreatic Cancers through Collaborations with Fox Chase Cancer Center and Georgetown University

●	Advanced Manufacturing & Product Development for LP-300 Phase 2 Clinical Trial in Non-Small Cell Lung Cancer in Never Smokers

DALLAS, TX – October 29, 2020 – Lantern Pharma Inc. (NASDAQ: LTRN), a clinical stage biopharmaceutical company using its proprietary artificial intelligence (“A.I.”) platform, RADR® , to transform oncology drug discovery and development, today announced financial results for the third quarter ended September 30, 2020.

Panna Sharma, CEO and President of Lantern Pharma, stated, “We have been extremely focused on advancing our portfolio of compounds, increasing the functionality, capabilities and data powering our A.I. platform, while also strengthening our team with cancer biologists, data scientists and drug development professionals who share our passion to transform oncology drug development.”

Lantern has three drug compounds in development where genomics and data-driven methods have been used to refine and accelerate the development process: LP-100 in a Phase 2 trial for the treatment of metastatic, hormone-refractory prostate cancer (MHRPC), which is partnered with a European biotech; LP-300 which is preparing to enter into a Phase 2 trial for non-small cell lung cancer (NSCLC) as a combination therapy; and LP-184 which is in preclinical development for genomically defined cancers, including prostate, pancreatic and glioblastoma multiforme (GBM).

Mr. Sharma also commented, “Our proprietary RADR® platform recently surpassed one billion data points – which is roughly four times the amount of data since our June IPO. The data is comprised largely of genomic, transcriptomic and drug sensitivity datapoints that have been thoughtfully curated from both our own studies and from relevant published studies and cancer data sets. RADR® was essential in helping determine that GBM, a particularly deadly form of brain cancer, should be a key focus in our portfolio development. Additionally, RADR® has significantly accelerated the process of developing an initial signature that could be used to identify GBM patients, potentially resulting in a new more effective treatment and in uncovering sub-types of GBM in which our compound can be most effective. Our growing A.I. platform will be pivotal in uncovering potential new therapeutic opportunities and also in developing insights into the creation of combination-therapy programs.”

During the third quarter, Lantern also announced drug development and research collaborations with two leading academic and translational research cancer centers, Fox Chase Cancer Center in Philadelphia and Georgetown University in Washington D.C. These collaborations are focused on advancing LP-184 in specific, genomically defined sub-types of pancreatic and prostate cancer. The focus of both collaborations is to provide critical insights for the design of our upcoming clinical testing for LP-184. The data and results from these collaborative studies will provide data that will advance the development of biomarker signatures and aid in defining the patient groups most likely to benefit from our therapies.

Corporate and Scientific Highlights

●	RADR® surpassed one billion curated data points which will help further enhance our ability to better understand the mechanisms of action behind drugs and drug classes being used as anti-cancer agents and help determine signatures that correlate to drug response. The milestone was reached ahead of schedule and enables new capabilities such as the ability to identify and suggest combination therapy programs and the ability to compare and contrast signatures generated by a variety of machine learning algorithms.

●	The Company launched the next phase of a collaboration with Georgetown University for LP-184, a next-generation, targeted DNA-damaging agent. The first stage of the joint research activities began in the fourth quarter of 2019 and generated compelling evidence of activity of LP-184 in solid tumors that overexpress PTGR1. LP-184 anti-tumor activity can be linked to the over-expression of PTGR1 and will be further validated in the ongoing collaboration in specific sub-types of prostate cancer. The research is also expected to help guide the development of a signature that correlates to increased response among certain sub-types of metastatic and metastatic, hormone-refractory prostate cancer.

●	The Company initiated a collaboration and research agreement with Fox Chase Cancer Center for the further development of Lantern’s LP-184 in pancreatic cancer. This collaboration advances the targeted use of LP-184 in genetically defined sub-types of pancreatic cancer with the development of biologically relevant and robust gene signatures to be used in upcoming clinical testing. If successful, LP-184 could provide, in the future, pancreatic cancer patients a personalized therapy option that has the potential to improve survival.

●	LP-300 development was advanced in preparation for a Phase 2 clinical trial in non-small cell lung cancer (NSCLC) among never-smokers during 2021. The Company entered into discussions with key opinion leaders in NSCLC to refine the patient selection and treatment regimen decision criteria that are expected to guide discussions with the FDA. In addition, the Company began selection of clinical trial sites and potential investigators for the ongoing development of LP-300 as a potential first-in-class combination therapy for never smoking (or non-smoking) NSCLC patients with histologically defined adenocarcinoma. Lantern also established a manufacturing network and process for GMP production in preparation for its Phase 2 clinical trial of LP-300.

●	The Company conducted in vitro validation studies demonstrating the ability of LP-184 to penetrate the Blood Brain Barrier (BBB) while preserving neuronal cell viability. A critical property of any drug for GBM is its ability to penetrate the blood brain barrier without causing damage to the nerve cells and tissue. These studies validated the in-silico generated results (from Q1, 2020) that demonstrated that LP-184 would have a BBB permeability equivalent to temozolomide and other drugs being used for GBM patients. LP-184 demonstrated significant permeability to BBB, in-line with existing standard of care agents and in the expected range of nanomolar potency. The Company will be providing additional details on this data, the biomarker signature, and the IND-enabling studies involved in the clinical trial process during Q4 2020.

Third Quarter Financial Highlights

●	Cash Position: Cash and cash equivalents were $20.8 million as of September 30, 2020, compared to $1.2 million as of December 31, 2019. The increase was primarily due to proceeds from the IPO in June 2020.

●	R&D Expenses: Research and development expenses were $600,769 for the quarter ended September 30, 2020, compared to $228,401 for the quarter ended September 30, 2019. The increase was primarily attributable to increases in drug candidate research studies and manufacturing related expenses and expansion of the Company’s research team.

●	G&A Expenses: General and administrative expenses were $1,100,719 for the quarter ended September 30, 2020, compared to $441,251 for the quarter ended September 30, 2019. This increase was primarily due to an increase in expenses associated with transitioning to and becoming a public company.

●	Net Loss: Net losses were $1,701,488 for the quarter ended September 30, 2020, or $0.27 per share, compared to a net loss of $669,652 for the quarter ended September 30, 2019.

Mr. Sharma continued, “We are changing the pace, risk and cost of oncology drug discovery and development. The high failure rate and protracted development process lead to development costs in oncology that are not sustainable for our health-care system or for patients globally.  A.I. and large scale machine-learning enabled systems that can leverage real-world oncology data and biomarker driven approaches offer the tremendous potential of a more sustainable route and one that can lead in the transformation of oncology drug development to benefit patients and advance medicine.”

Conference Call

Lantern Pharma will host a conference call and webcast today, Thursday, October 29 at 4:00 p.m. ET.

Conference Call & Webcast Details

●	Toll-free Domestic & Canada: 866.342.8588 – conference ID 55977

●	International: 203-518-9865 – conference ID 55977

●	US and Canada callers one touch dial: +1.866.342.8588,,55977#

●	Live (audio-only) webcast and related presentation materials will be accessible via a weblink at https://www.webcaster4.com/Webcast/Page/2460/38336.

Web participants should register 15 minutes prior to the start of the call. The webcast will be archived on the Lantern Pharma website for 30 days.

Replay Details

A replay of the conference call will be available for replay until 11:59 pm ET November 29, 2020.

●	Replay Number: 1-800-925-9932 - passcode 55977.

About Lantern Pharma

Lantern Pharma (Nasdaq: LTRN) is a clinical-stage biopharmaceutical company innovating the repurposing, revitalization and development of precision therapeutics in oncology. We leverage advances in machine learning, genomics, and artificial intelligence by using a proprietary A.I. platform to discover biomarker signatures that help identify patients more likely to respond to our pipeline of cancer therapeutics. Lantern’s focus is to improve the outcome for patients by leveraging our technology to uncover, rescue and develop abandoned or failed drugs. Our current pipeline of three drugs, with two programs in clinical stages and two in preclinical, focuses on cancers that have unique and unmet clinical needs with a clearly defined patient population. We believe that the use of machine learning, genomics and computational methods can help accelerate the revitalization, refocusing and development of small molecule-based therapies. By targeting drugs to patients whose genomic profile identifies them as having the highest probability of benefiting from the drug, this approach represents the potential to deliver best-in-class outcomes. Our team seeks out experienced industry partners, world-class scientific advisors, and innovative clinical-regulatory approaches to assist in delivering cancer therapies to patients as quickly and efficiently as possible. For more information, please visit the company’s website at www.lanternpharma.com or Twitter @lanternpharma.

Contact

Marek Ciszewski, JD

Director, Investor Relations

628-777-3167

IR@lanternpharma.com

Forward-looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include, among other things, statements relating to: future events or our future financial performance; the potential advantages of our RADR® platform in identifying drug candidates and patient populations that are likely to respond to a drug candidate; our strategic plans to advance the development of our drug candidates; estimates regarding the development timing for our drug candidates; our strategic plans to expand the number of data points that our RADR® platform can access and analyze; our research and development efforts of our internal drug discovery programs and the utilization of our RADR® platform to streamline the drug development process; our intention to leverage artificial intelligence, machine learning and genomic data to streamline and transform the pace, risk and cost of oncology drug discovery and development and to identify patient populations that would likely respond to a drug candidate; estimates regarding potential markets and potential market sizes; sales estimates for our drug candidates and our plans to discover and develop drug candidates and to maximize their commercial potential by advancing such drug candidates ourselves or in collaboration with others. Any statements that are not statements of historical fact (including, without limitation, statements to the effect that Lantern Pharma Inc. or our management “believes”, “expects”, “anticipates”, “estimates”, “plans” (and similar expressions) should be considered forward-looking statements. There are a number of important factors that could cause our actual results to differ materially from those indicated by the forward-looking statements, such as the impact of the COVID-19 pandemic, the results of our clinical trials, and the impact of competition. Additional factors can be found in the Risk Factors section in our final prospectus, dated June 10, 2020, for our initial public offering, on file with the Securities and Exchange Commission. You may access our June 10, 2020 final prospectus under the investor SEC filings tab of our website at www.lanternpharma.com or on the SEC’s website at www.sec.gov. Given these risks and uncertainties, we can give no assurances that our forward-looking statements will prove to be accurate, or that any other results or events projected or contemplated by our forward-looking statements will in fact occur, and we caution investors not to place undue reliance on these statements. All forward-looking statements in this press release represent our judgment as of the date hereof, and, except as otherwise required by law, we disclaim any obligation to update any forward-looking statements to conform the statement to actual results or changes in our expectations.

Condensed Consolidated Balance Sheets

	September 30,	December 31,
	2020	2019
	(unaudited)
CURRENT ASSETS
Cash	$20,802,542	$1,232,030
Prepaid expenses and other current assets	1,672,802	788
Total current assets	22,475,344	1,232,818

Property and equipment, net	17,608	8,758
Deferred offering costs	-	191,000

TOTAL ASSETS	$22,492,952	$1,432,576

CURRENT LIABILITIES
Accounts payable and accrued expenses	$814,557	$489,292

Total current liabilities	814,557	489,292

Loan payable	108,500	-

TOTAL LIABILITIES	923,057	489,292

STOCKHOLDERS’ EQUITY
Preferred Stock - Par Value (1,000,000 authorized at September 30, 2020; 3,480,000 authorized at December 31, 2019; $.0001 par value) (Zero shares issued and outstanding at September 30, 2020; 2,438,866 shares issued and outstanding at December 31, 2019)	-	244
Common Stock – Par Value (25,000,000 authorized at September 30, 2020; 12,180,000 authorized at December 31, 2019; $.0001 par value) (6,217,577 shares issued and outstanding at September 30, 2020; 1,978,269 shares issued and outstanding at December 31, 2019)	622	198
Additional paid-in capital	31,333,164	7,694,547

Accumulated deficit	(9,763,891)	(6,751,705)

Total stockholders’ equity	21,569,895	943,284

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$22,492,952	$1,432,576

Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Operating expenses:
General and administrative	1,100,719	441,251	2,117,290	977,300
Research and development	600,769	228,401	894,896	775,718
Total operating expenses	1,701,488	669,652	3,012,186	1,753,018

NET LOSS	$(1,701,488)	$(669,652)	$(3,012,186)	$(1,753,018)

Net loss per share of common shares, basic and diluted	$(0.27)	$(0.34)	$(0.82)	$(0.89)

Weighted-average number of common shares outstanding, basic and diluted	6,217,577	1,978,269	3,661,942	1,978,269